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                                                                    EXHIBIT 99.1

               T-3 ENERGY SERVICES ANNOUNCES THE COMPLETION OF THE REFINANCING OF ITS SENIOR AND SUBORDINATED CREDIT FACILITIES

HOUSTON, TEXAS, (BUSINESS WIRE) - October 5, 2004. T-3 Energy Services, Inc. ("T-3") ("The Company") (NASDAQ:TTES - News) announced today that effective as of September 30, 2004 it entered into loan agreements to refinance its senior and subordinated credit facilities with its existing lenders. The senior credit facility was amended and restated in the form of a $50,000,000 revolving credit facility with an option to increase such amount up to an amount no greater than $75,000,000 in the aggregate. The revolving credit facility terminates September 30, 2007. The subordinated credit facility was amended and restated in the form of a $15,000,000 single advance term loan that matures on September 30, 2008. The proceeds from these credit facilities will be used to refinance debt, to finance acquisitions and for general corporate and working capital purposes. The Company also filed additional information concerning these credit facilities on Form 8-K with the Securities and Exchange Commission.

Gus D. Halas, T-3's Chairman and Chief Executive Officer commented, "We are extremely pleased to enter into these transactions which provide additional liquidity and extend our debt maturity. The refinancings accentuate our existing lenders' and the market's confidence in our business plan and strategy to diversify our revenue base and expand our products and services for future market opportunities, should they arise."

T-3 Energy Services, Inc. provides a broad range of oilfield products and services primarily to customers in the upstream oil and gas industry, petrochemical and refinery plants, shipyards and offshore fabrication companies.

Statements made in this press release that are forward-looking in nature are intended to be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by T-3 Energy Services with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward looking statements.

Contact: Michael T. Mino
         Vice President
         713-996-4110
         mmino@t3es.com